UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ENB Financial Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ENB FINANCIAL CORP

31 East Main Street

Ephrata, PA 17522

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 10, 2016

TO THE SHAREHOLDERS OF ENB FINANCIAL CORP:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of ENB Financial Corp (the “Corporation”) will be held at the Main Office of Ephrata National Bank, 31 East Main Street, Ephrata, Pennsylvania, 17522, on Tuesday, May 10, 2016, at 1:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect three (3) Class A directors to serve for a three-year term and until their successors are elected and qualified. The nominees of the Board of Directors for election as Class A directors are Aaron L. Groff, Jr., Brian K. Reed, and Paul M. Zimmerman, Jr.;

2.	To approve and adopt an amendment to Article 7 of the Corporation’s Articles of Incorporation to eliminate cumulative voting in the election of directors;

3.	To conduct a non-binding shareholder vote on the resolution to approve executive compensation; and

4.	To transact such other business as may properly be presented at the annual meeting and any adjournment or postponement of the meeting.

Shareholders of record at the close of business on Friday, March 11, 2016, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

Your vote is important regardless of the number of shares you own. Please submit your vote by completing and signing the enclosed proxy card and mailing it promptly in the postage paid envelope or, if you prefer, you may vote by telephone at 1-800-652-8683 or via the Internet at www.investorvote.com/ENBP. Internet voting is available until 1:00 a.m. Eastern Time the day of the meeting. We cordially invite you to attend the meeting. Your proxy is revocable and you may withdraw it at any time prior to voting at the meeting. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the Corporation before the vote at the meeting. If you are a shareholder whose shares are registered in “street name” and held in a stock brokerage account or by a bank or other nominee, you will need additional documentation from your broker in order to vote in person at the meeting.

We enclose, among other things, a copy of the 2015 ENB Financial Corp Annual Report.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 10, 2016: The proxy statement, proxy card and 2015 Annual Report are available on the Internet at: www.investorvote.com/ENBP.

By Order of the Board of Directors,

Aaron L. Groff, Jr.
Chairman, President and Chief Executive Officer

Ephrata, Pennsylvania
April 8, 2016

PROXY STATEMENT

Dated and mailed on or about April 8, 2016

ENB FINANCIAL CORP

31 EAST MAIN STREET

EPHRATA, PENNSYLVANIA 17522

(717) 733-4181

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 10, 2016

EXPERTS	34

OTHER MATTERS	34

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

ENB FINANCIAL CORP

MAY 10, 2016

GENERAL INFORMATION

Introduction

ENB Financial Corp was formed on July 1, 2008 as the holding company for Ephrata National Bank. Throughout this proxy statement, ENB Financial Corp and its wholly owned subsidiary, Ephrata National Bank, will be collectively referred to as “the Corporation” and, on behalf of the Board of Directors (“the Board”), furnishes this proxy statement in connection with the solicitation of proxies for use at the Corporation’s 2016 Annual Meeting of Shareholders. This proxy statement and the related proxy card are being distributed on or about April 8, 2016.

We have not authorized anyone to provide you with information about the Corporation; therefore, you should rely only on the information contained in this document or in the documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at the Corporation subsequent to printing this proxy statement that might affect your decision or the value of your stock.

Date, Time and Place of the Annual Meeting

The Annual Meeting of Shareholders will be held on Tuesday, May 10, 2016, at 1:00 p.m., local time, at the Main Office of Ephrata National Bank, 31 East Main Street, Ephrata, Pennsylvania 17522. All inquiries regarding the annual meeting should be sent by mail to Barry W. Harting, Corporate Secretary, 31 East Main Street, P.O. Box 457, Ephrata, Pennsylvania 17522 or by telephone at (717) 733-4181.

Purpose of the Annual Meeting

At the annual meeting, shareholders will vote on the following matters:

1.	To elect three (3) Class A directors to serve for a three-year term and until their successors are elected and qualified. The nominees of the Board of Directors for election as Class A directors are Aaron L. Groff, Jr., Brian K. Reed, and Paul M. Zimmerman, Jr.;

2.	To approve and adopt an amendment to Article 7 of the Corporation’s Articles of Incorporation to eliminate cumulative voting in the election of directors;

3.	To conduct a non-binding shareholder vote on the resolution to approve executive compensation; and

4.	To transact such other business as may properly be presented at the annual meeting and any adjournment or postponement of the meeting.

PROXY SOLICITATION AND VOTING PROCEDURES

Proxy Solicitation

The Board solicits this proxy for use at the Corporation’s 2016 Annual Meeting of Shareholders and the Corporation will pay the cost of preparing, printing, assembling, mailing, and soliciting proxies and any additional material that the Corporation sends to its shareholders. In addition to the solicitation of proxies by mail, the Corporation’s directors, officers, and employees may solicit proxies in person or by telephone, facsimile, email, or other similar electronic means without additional compensation. The Corporation will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held by these entities. The Corporation will, upon request, reimburse these third parties for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of stock.

Voting Procedures

Only shareholders of record at the close of business on March 11, 2016, may vote at the meeting. As of the close of business on March 11, 2016, the record date for the annual meeting, 2,869,557 shares of the Corporation’s common stock, par value $0.20 per share, were issued and 2,849,758 shares were outstanding.

If your shares are registered directly in your name with the Corporation’s transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Corporation. You can vote your shares by completing and returning a written proxy card or by voting via the Internet or telephone as instructed on the proxy card. You may also vote in person at the meeting. The method by which you vote will in no way limit your right to attend and vote at the annual meeting if you later decide to attend in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the meeting unless you obtain a proxy executed in your favor from your broker or nominee, the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint Janice S. Eaby and John H. Shuey as proxy holders to vote your shares in accordance with your instructions as indicated on the proxy card. Any signed proxy card not specifying to the contrary will be voted:

•	FOR the election of the director nominees identified in this proxy statement;

•	FOR the approval and adoption of the amendment to Article 7 of the Corporation’s Articles of Incorporation to eliminate cumulative voting in the election of directors;

•	FOR the approval, on an advisory basis, of the compensation of named executive officers; and

•	FOR the approval to transact such other business as may properly be presented at the annual meeting and any adjournment or postponement of the meeting.

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than the ones described in this document. If any other matters shall properly come before the meeting and be voted upon, the persons named as proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors.

Revocability of Proxy

Shareholders of record who completed proxies may revoke them at any time before they are voted at the annual meeting by:

•	delivering a written notice of revocation to Mr. Barry W. Harting, Corporate Secretary, at 31 East Main Street, P.O. Box 457, Ephrata, Pennsylvania 17522;

•	voting via telephone or Internet or by delivering a duly executed proxy bearing a later date to the Corporate Secretary; or

•	voting in person after giving written notice to the Corporate Secretary.

Quorum and Votes Required for Approval

In order to hold the annual meeting, a quorum of the Corporation’s outstanding shares must be present. Under Pennsylvania law and the bylaws of ENB Financial Corp, a majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the purpose of conducting business. Votes withheld and abstentions will be counted for determining the presence of a quorum but Broker non-votes will not be counted for determining the presence of a quorum for a particular matter as to which the broker withheld authority.

If a quorum is present, the shareholders will elect the nominees for director receiving the highest number of “FOR” votes cast by those shareholders entitled to vote for the election of directors. The proxy holders will not cast votes for or against any director nominees where the broker withheld authority.

Cumulative voting rights exist only with respect to the election of directors, which means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled by the number of directors to be elected, and to cast the whole number of such votes for one candidate or to distribute them among two or more candidates. On all other matters to come before the annual meeting, each share of common stock is entitled to one (1) vote.

Assuming the presence of a quorum, the approval and adoption of the amendment to Article 7 of the Articles of Incorporation to eliminate cumulative voting rights requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter.

GOVERNANCE OF THE COMPANY

Introduction

The Corporation’s governing body is its Board of Directors. The Board is responsible for directing and overseeing the management of the Corporation’s business in the best interests of its shareholders and to fulfill its mission of service to the communities in which it conducts business. In carrying out its responsibilities, the Board selects and monitors senior management, provides oversight for financial reporting, legal, and regulatory compliance, determines the Corporation’s governing principles, and implements its governance policies. The Board believes that the purpose of corporate governance is to ensure that ENB Financial Corp is managed for the long-term benefit of its shareholders, and to conduct business in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that it believes promote this purpose.

Composition of the Board of Directors

The Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, skills, and diversity, when taken together as a group, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In identifying candidates for Director, the Nominating and Governance Committee and the Board of Directors takes into account: (1) the comments and recommendations of individual Board members regarding the effectiveness of the existing Board of Directors or the need to enhance the Board of Directors with members who bring particular experience, qualifications, attributes, skills, and diversity; (2) the necessary expertise and sufficiently diverse business and social backgrounds of the overall composition of the Board of Directors to effectively represent the market areas in which ENB Financial Corp conducts business; (3) the independence of non-employee Directors and other possible conflicts of interest of existing and potential members of the Board of Directors; and (4) other criteria that assures representation of the general population of the communities in which the Corporation is involved.

Leadership Structure of the Board of Directors

The Board of Directors is structured in a way that provides for leadership from the Chairman. The Chairman of the Board of Directors also serves as President and Chief Executive Officer of the Corporation. The

Board of Directors has not established a position of “Lead Director” from among the independent directors, nor does any independent director assume that position of leadership within the Board. The Board of Directors believes this leadership structure is appropriate for the Corporation considering the structure of the Corporation, the number of Board meetings, the number of Board committees, and the degree of involvement of the independent directors in the Board committees. The Board further believes its present leadership structure ensures that management is aligned with the Board to effectively implement the business strategy endorsed by the Board.

Role of the Board of Directors in Risk Oversight

The Board of Directors recognizes the importance of on-going identification and management of risk in order to maintain a sound financial and reputational condition. The Board has adopted a risk management policy to affirm its awareness of the need to establish a program of Enterprise Risk Management (ERM). The Board commits to providing sufficient resources to ensure full implementation of an ERM program and will maintain an ERM framework to coordinate the many aspects of risk.

The Board of Directors is ultimately responsible for the Bank’s risk management program and has approved a General Risk Appetite Statement. The Board of Directors and management use a balanced approach in determining acceptable levels of risk to undertake. The Corporation will only tolerate those risks which permit it to:

•	Achieve its stated strategic business objectives
•	Provide a return that meets or exceeds expectations
•	Comply with all applicable laws and regulations
•	Conduct its business in a safe and sound manner

Risk is an inherent component of the Corporation’s activities. The ability to effectively identify, assess, measure, respond, monitor, and report on risk activities is critical to the achievement of the Corporation’s mission and strategic objectives. The Corporation’s risk management approach reflects its values, influences its culture, and guides its operations. It is captured in policy statements, Board and management directives, operating procedures, training programs, and is demonstrated in daily activities by management and staff.

ERM is a group of structured and consistent risk management processes that are applied across the Corporation. An ERM program identifies, assesses, prioritizes, and provides a formal structure for the internal and external risks that impact an organization. These activities are categorized under commonly accepted categories of risk. The Corporation has elected to adopt the categories currently identified by the Office of the Comptroller of the Currency.

The Corporation’s ERM program is driven by an approach that is aligned with the Corporation’s profile and strategic objectives. It is enhanced by formalizing roles within the Corporation, active committees, policies and procedures, reporting, communication, and technology.

The Corporation’s ERM program produces various risk mitigation activities within the business units. The resulting strategic, financial, and operational risk mitigation activities that are implemented strengthen the Corporation, reduce the potential for unexpected losses, and manage the volatility experienced by the Corporation.

Director Independence

The corporate governance principles of the Corporation provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation, Nominating and Governance, and Trust Operations Committees, must meet the standards for independence as defined by the Securities and Exchange Commission (SEC) and Nasdaq.

Currently, the Corporation’s Board of Directors has nine (9) members. Seven (7) directors: Willis R. Lefever, Donald Z. Musser, Susan Y. Nicholas, Brian K. Reed, Mark C. Wagner, Judith A. Weaver, and Paul M. Zimmerman, Jr., meet the standards for independence. This constitutes more than a majority of the Board of Directors. Two (2) directors, Aaron L. Groff, Jr. and Paul W. Wenger, do not meet the standards of independence because Mr. Groff is an employee of the Corporation and Mr. Wenger was an employee of the Corporation until his retirement on December 31, 2015. Only independent directors serve on the Corporation’s Audit Committee, Compensation Committee, Nominating and Governance Committee, and Trust Operations Committee.

In determining each director’s independence, the Board considered loan transactions between the Bank and the individuals, their family members, and businesses with whom they are associated, as well as any contributions made to non-profit organizations with which they are associated. In each case, the Board determined that none of the transactions impaired the independence of the non-employee directors.

Meetings and Committees of the Board of Directors

During 2015, the Board of Directors of the Corporation held sixteen (16) meetings, and all the committees of the Board of Directors held a combined total of seventeen (17) meetings, for a total of thirty-three (33) meetings. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served during 2015. While the Corporation has no written policy requiring directors to attend the Annual Meeting of Shareholders, all members of the Board of Directors at the time, except for Susan Y. Nicholas, were present at the 2015 Annual Meeting of Shareholders.

The Board of Directors currently has the following committees:

•	Audit Committee
•	Building and Expansion Committee
•	Compensation Committee
•	Nominating and Governance Committee
•	Trust Operations Committee

Audit Committee. The members of the Audit Committee in 2015 were: Mark C. Wagner (Chair), Donald Z. Musser, and Susan Y. Nicholas. All members of the Audit Committee have been determined to be independent of management of the Corporation as outlined by the SEC and Nasdaq rules for Audit Committees. The Audit Committee oversees the accounting and tax functions of the Corporation, recommends to the Board the engagement of independent auditors for the year, reviews with management and the auditors the plan and scope of the audit engagement, reviews the annual financial statements and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the auditors the system of internal controls and accounting and reporting practices. The Board of Directors has not designated an Audit Committee Financial Expert, as defined in the Sarbanes-Oxley Act and applicable SEC rules and regulations. The Board has not taken such action because it believes that each member of the Audit Committee has sufficient knowledge, in terms of financial experience and background, to perform his or her duties as a member of that Committee, and because it believes that an Audit Committee Financial Expert is not necessary considering the relative non-complexity of the business structure of the Bank and the Corporation and its financial statements. The Audit Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Audit Committee held five (5) meetings during 2015.

The Audit Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary.

Building and Expansion Committee. The members of the Building and Expansion Committee in 2015 were: Willis R. Lefever (Chair), Donald Z. Musser, and Brian K. Reed. This committee provides guidance regarding the purchase and/or lease of real estate, the construction and/or renovation of branch offices, and general improvements to facilities. The Building and Expansion Committee met one (1) time during 2015.

The Building and Expansion Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary.

Compensation Committee. The members of the Compensation Committee in 2015 were: Paul M. Zimmerman, Jr. (Chair), Mark C. Wagner, and Judith A. Weaver. All members of the Compensation Committee have been determined to meet the standards and to be independent of management of the Corporation as outlined by the SEC and Nasdaq. The Compensation Committee evaluates the Chief Executive Officer’s performance and makes recommendations to the Board of Directors concerning the Chief Executive Officer’s compensation based on its evaluation. The Chief Executive Officer is not present when these discussions occur. The Compensation Committee also makes recommendations to the Board of Directors concerning the salaries and benefits of directors, officers, and employees of the Corporation. Executive officers are not present when this occurs. The Compensation Committee did not hire a compensation consultant in 2015. The Compensation Committee met four (4) times during 2015.

The Compensation Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary.

Nominating and Governance Committee. The members of the Nominating and Governance Committee in 2015 were: Susan Y. Nicholas (Chair), Willis R. Lefever, and Paul M. Zimmerman, Jr. The Nominating and Governance Committee consists entirely of directors that are independent of management of the Corporation as outlined by the SEC and Nasdaq. The Nominating and Governance Committee was established to provide continuing assistance to the Board of Directors in matters relating to corporate governance, Board performance, composition of the Board, and Board and Management succession planning. The Nominating and Governance Committee met three (3) times during 2015.

The Nominating and Governance Committee operates under a written charter and Corporate Governance Guidelines which are available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary.

Trust Operations Committee. The members of the Trust Operations Committee in 2015 were: Judith A. Weaver (Chair), Willis R. Lefever, and Brian K. Reed. This committee consists entirely of directors who are independent of management of the Corporation as outlined by the SEC and Nasdaq. The Trust Operations Committee provides general supervision over all trust accounts held and managed in the Corporation’s Money Management Group and reviews all new and closed trust accounts. This committee met four (4) times during 2015.

The Trust Operations Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board. Due to the infrequency of shareholder communications to the Board of Directors, the Board does not consider a formal process necessary. Shareholders who wish to communicate to the Board of Directors should send their requests to Barry W. Harting, Corporate Secretary, ENB Financial Corp, 31 East Main Street, P.O. Box 457, Ephrata, Pennsylvania 17522. Written communications received by the Corporation from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board meeting.

Shareholder Proposals

If a shareholder wants to submit a proposal to be considered for inclusion in the proxy statement for next year’s annual meeting, the written proposal must be received by the Corporation no later than December 7, 2016. Proposals received after that date may be considered at the annual meeting but, at the discretion of the Board of Directors, they may not be included in the proxy statement. Shareholder Proposals may be sent to Barry W. Harting, Corporate Secretary, ENB Financial Corp, 31 East Main Street, P. O. Box 457, Ephrata, Pennsylvania 17522.

Transactions with Related Persons

Some of the directors and executive officers of ENB Financial Corp or its wholly-owned subsidiary, Ephrata National Bank, were customers of, and had banking transactions with, Ephrata National Bank during 2015. These transactions included deposit accounts, trust relationships, and loans. All loans and loan commitments made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than a normal risk of collectability or present other unfavorable features. It is anticipated that similar transactions will be entered into in the future. By using Ephrata National Bank’s products and services, directors and officers have the opportunity to become familiar with the wide array of products and services offered by Ephrata National Bank to its customers.

Total loans outstanding as of December 31, 2015, from Ephrata National Bank to the directors and executive officers as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $4,248,000, or approximately 4.5% of the Corporation’s total equity capital. The aggregate amount of indebtedness outstanding to the group described above as of the record date of this proxy, March 11, 2016, was $4,051,000. Prior to any business dealings with directors or executive officers, the Board of Directors reviews and discusses any such transaction outside the presence of the director or executive officer.

ELECTION OF DIRECTORS

Nomination of Directors

Under the Corporation’s bylaws, nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Other than the Corporation’s bylaws, the Board does not have a policy regarding nominations for election to the Board of Directors because of the infrequency of such nominations. To make a nomination, a shareholder must mail a notice to Mr. Barry W. Harting, Corporate Secretary, ENB Financial Corp, 31 East Main Street, P.O. Box 457, Ephrata, Pennsylvania 17522. Such notice of nomination must be made not less than fourteen (14) days nor more than fifty (50) days prior to the date of any meeting of shareholders called for the election of directors. If less than twenty-one (21) days of notice of the meeting is given to shareholders, such notice of nomination shall be mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the day on which the notice of the meeting was mailed. Any notice of nomination shall contain the following information to the extent known by the notifying shareholder:

•	The name, address, and principal occupation of the proposed nominee;
•	The total number of shares that, to the knowledge of the notifying shareholder, will be voted for the proposed nominee;
•	The name and residence address of the notifying shareholder; and
•	The number of shares of ENB Financial Corp owned by the notifying shareholder.

ENB Financial Corp’s bylaws authorize the number of directors at any time to be not less than five (5) and not more than twenty-five (25). The bylaws also provide for three (3) classes of directors, with each class serving three-year terms to expire in successive years. Three (3) Class A directors have been nominated for election at the 2016 Annual Meeting and, if elected, will serve until the 2019 annual meeting of shareholders. All nominees were unanimously approved by the Board of Directors which is currently comprised of nine (9) members. The Corporation’s bylaws require that directors who reach the age of seventy (70) prior to the date of the annual meeting when such director’s term expires may not stand for reelection to the Board of Directors. In 2015, no current directors had reached the age of seventy (70) prohibiting them from being reelected.

The Board of Directors unanimously nominated incumbent directors Aaron L. Groff, Jr., Brian K. Reed, and Paul M. Zimmerman, Jr. to serve as Class A Directors and they have consented to serve another term as a director if reelected. If, prior to the annual meeting, any nominee should become unable to serve on the Board for any reason, proxies received from shareholders will be voted in favor of a substitute nominee as the Board of Directors determines. Any vacancy on the Board of Directors for any reason after the annual meeting may be filled by appointment by a majority of the Board of Directors then in office, and each person so appointed shall be a director until the expiration of the term of the class of directors to which he or she was appointed.

Cumulative voting rights exist in connection with the election of directors, which means that each shareholder has the right, in person or by proxy, to multiply the votes to which he or she is entitled by the number of directors to be elected in a class and to cast the whole number of his or her votes for one nominee or to distribute all or fewer of them among two or more nominees in that class. Janice S. Eaby and John H. Shuey the persons named as proxy holders, will have the right to vote cumulatively and to distribute their votes among nominees as they consider advisable, unless a shareholder indicates on his or her proxy card, or other method of voting, how he or she desires the votes to be cumulated for voting purposes. The three (3) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted FOR the election of the nominees of the Board of Directors.

The three (3) nominees for Class A Director to be elected at the 2016 Annual Meeting are:

•	Aaron L. Groff, Jr.;
•	Brian K. Reed; and
•	Paul M. Zimmerman, Jr.

The Board of Directors unanimously recommends that shareholders vote “FOR” these nominees.

Information and Qualifications of Nominees for Director and Continuing Directors

The following paragraphs provide information as of the record date of this proxy, March 11, 2016, about the three (3) nominees to the Board of Directors whose term of office will expire at the 2016 Annual Meeting, and each of the six (6) continuing directors whose terms will expire in subsequent years. The information presented includes the age of each nominee and continuing director, all positions he or she holds, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies for which he or she currently serves as a director, or has served as a director during the past five years, and information on the involvement with non-profit and community organizations that each nominee and continuing director has told us about. In addition to the information presented below regarding specific experience and attributes and skills that the Board feels qualifies each nominee and director to serve as a director, the Board also believes that all nominees and continuing directors have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ENB Financial Corp, Ephrata National Bank, and the Board.

There are no family relationships among any of the directors or executive officers of ENB Financial Corp or its wholly owned subsidiary, Ephrata National Bank.

Information about the number of shares of common stock beneficially owned by each director appears in the “SHARE OWNERSHIP” section below under the heading “Beneficial Ownership by Nominees for Director, Continuing Directors and Named Executive Officers.”

Nominees for Election as Class A Directors for a term expiring at the 2019 Annual Meeting

Aaron L. Groff, Jr.

Director since 1999

Mr. Groff, age 66, has served as Chairman, President, and Chief Executive Officer of ENB Financial Corp since July 1, 2008, and as Chairman, President, and Chief Executive Officer of Ephrata National Bank since January 1, 1999. Mr. Groff has been an employee of Ephrata National Bank since 1967, and has served in various officer positions including Cashier from 1980 to 1998, and Vice President from 1984 to 1998. In addition to his experience at Ephrata National Bank and ENB Financial Corp, Mr. Groff served two terms on the Board of Directors of the Federal Reserve Bank of Philadelphia. During his terms as director of that organization, Mr. Groff served as the Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. His service to the Federal Reserve Bank of Philadelphia provided Mr. Groff with broad insights into the regional and national financial markets. Also, Mr. Groff served as a member of the Board of Directors of the Pennsylvania Bankers Association from 2009 to 2012, and is currently a board member of several local civic, health industry, non-profit and faith-based organizations. We believe Mr. Groff’s qualifications to be a director of Ephrata National Bank and ENB Financial Corp include his 49 years of experience in all aspects of the banking industry, and his involvement and thorough understanding of the communities in which the Corporation provides financial services.

Brian K. Reed

Director since 2013

Dr. Reed, age 53, is business owner and manager of Agricultural Veterinary Associates located in Lititz, Pennsylvania. His firm serves the agricultural community throughout Lancaster and Lebanon Counties and beyond. Dr. Reed has been a veterinarian for more than 27 years, and focuses his practice on the dairy industry, combining veterinary medicine with business management consulting services. Dr. Reed is actively involved in a number of veterinary and agricultural organizations, dairy associations and commissions, and community endeavors. We believe Dr. Reed is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because of his business experience, his strong background in finance and administration, and his education and expertise in business management consulting and strategic planning with farmers in the dairy industry within the Corporation’s market area.

Paul M. Zimmerman, Jr.

Director since 1999

Mr. Zimmerman, age 64, is an owner and past President of Paul B. Zimmerman, Inc., headquartered in Ephrata, Pennsylvania. Paul B. Zimmerman, Inc. is the parent company of Paul B, LLC, retail hardware stores; PBZ, LLC, a manufacturing business; and Keystone Koating, LLC, a powder coating business. The Paul B. Zimmerman, Inc. family of companies serves the agricultural, commercial, and consumer markets in Lancaster County and Mifflin County, Pennsylvania. In addition to his 40 years of business experience, Mr. Zimmerman is actively involved in the community, serving as a board member of several non-profit and faith-based organizations. We believe that Mr. Zimmerman’s strong business experience in purchasing, sales, strategic planning, and finance and his broad understanding of the business and social community he serves qualify him as a director of Ephrata National Bank and ENB Financial Corp.

Continuing as Class B Directors for a term expiring at the 2018 Annual Meeting

Willis R. Lefever

Director since 2004

Mr. Lefever, age 61, is Owner of Lefever Construction, a home builder and land development proprietorship, and owner of Lefever Auto Sales, LLC, both near Ephrata, Pennsylvania. In addition to demonstrating strong business acumen in his successful management of small businesses for more than 37 years, we believe Mr. Lefever is qualified to be a director of Ephrata National Bank and ENB Financial Corp because of his understanding of the land development and building industry in Lancaster County, and his thorough knowledge and understanding of the social and economic aspects of the communities that are served by the Corporation.

Donald Z. Musser

Director since 2007

Mr. Musser, age 55, is Owner of Little Stream Auto Rentals in New Holland, Pennsylvania. In addition to his 31 years of experience in business, Mr. Musser is very active in non-profit and faith-based service organizations in Northern Lancaster County, currently serving as Board Chair of Lighthouse Vocational Services, and Board Secretary of Community Aid Relief Effort. We believe Mr. Musser is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because of his business experience and his particular knowledge and understanding of the needs of the geographical, social, and faith communities of which he is a part.

Judith A. Weaver

Director since 2012

Ms. Weaver, age 57, is the Owner and President of Martin’s Trailside Express, Inc., a truck stop and restaurant, and Martin Services Group, Inc., a corporate reseller of bulk petroleum products. Ms.

Weaver is also a partner in MSW Properties LP, a family real estate partnership. All of these entities are located in East Earl, Pennsylvania. In addition to her 40 years of business experience in the wholesale and retail industries, Ms. Weaver is also involved in her community, currently serving as a director of the Pennsylvania Regional Board of Hope International, and previously having served as a board member and Board Secretary at Garden Spot Village, a retirement community in New Holland, Pennsylvania, and on the Executive Committee at the New Holland Recreation Center in New Holland, Pennsylvania. We believe Ms. Weaver is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because she is able to contribute her experience and thorough understanding of wholesale, retail, and service-oriented business issues affecting the communities in which the Corporation provides financial services.

Continuing as Class C Directors for a term expiring at the 2017 Annual Meeting

Susan Y. Nicholas

Director since 2008

Ms. Nicholas, age 56, is an attorney and Partner in the law firm, Young and Young Attorneys at Law, in Manheim, Pennsylvania. Ms. Nicholas has 30 years of experience as an attorney, with specific legal practice in the areas of estates, trusts, and real estate. Along with her legal experience, Ms. Nicholas brings to the Board an interest and knowledge of corporate governance issues and a familiarity with the social and economic composition of the greater Manheim community. In addition to the expertise in the fields of business and family law, Ms. Nicholas devotes time to her community by serving on the boards of the Manheim Central Student Loan Fund Association, Strasburg Railroad, and Sudan Rebirth Ministry. We believe Ms. Nicholas’ particular skills and her involvement in community affairs qualify her to serve as a director of Ephrata National Bank and ENB Financial Corp.

Mark C. Wagner

Director since 2007

Mr. Wagner, age 62, is Co-owner and President of White Oak Mills, Inc., located in Elizabethtown, Pennsylvania. White Oak Mills, Inc. manufactures livestock and poultry feeds and serves the agricultural communities throughout Southeastern Pennsylvania. Additionally, Mr. Wagner owns and operates several farms in Lancaster County, Pennsylvania involved in livestock production. Mr. Wagner has served on the Economic Advisory Council of the Federal Reserve Bank of Philadelphia and as a director on numerous agriculture industry boards across Pennsylvania. In addition, Mr. Wagner currently serves as a board member of Pleasant View Retirement Community in Manheim, Pennsylvania. We believe Mr. Wagner is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because of his 37 years of business experience, his strong background in finance and administration, his familiarity and close involvement with the agriculture industry in Lancaster County, Pennsylvania, and his community involvement.

Paul W. Wenger

Director since 2008

Mr. Wenger, age 66, was an employee of Ephrata National Bank from 1967 until his retirement on December 31, 2015. He served as Vice President and Corporate Secretary of ENB Financial Corp from January 1, 2009 to December 31, 2015, Treasurer of ENB Financial Corp from July 1, 2008 to December 31, 2008, and Senior Vice President and Cashier of Ephrata National Bank from 1999 to December 31, 2015. During his employment with the Corporation, Mr. Wenger also held various other officer positions including Vice President of Deposit Accounting, and Vice President of Operations. Also, Mr. Wenger is active in Northern Lancaster County municipal government and serves as a board member of several civic, non-profit, and faith-based organizations. We believe he is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because of his 49 years of experience in bank management, his strong background in bank automation, operational and procedural matters, corporate governance, and his expertise in shareholder relations and other corporate issues.

SHARE OWNERSHIP

Beneficial Ownership by Principal Holders

The following table shows, to the best of our knowledge, the names and addresses of each person or entity who owned shares of record, or who is known by the Board of Directors to be the beneficial owner of more than 5% of ENB Financial Corp’s outstanding common stock as of the record date of this proxy, March 11, 2016.

	Shares Beneficially	Percentage of Outstanding Common
Name and Address	Owned	Stock Beneficially Owned

J. Harry Hibshman Scholarship Fund Trust	892,800 (1)	31.33%
C/O ENB’s Money Management Group
31 East Main Street
Ephrata, Pennsylvania 17522

(1)	Directors Emeriti John H. Shuey, Walter K. Trumbauer, and Noah W. Wenger, are trustees of the J. Harry Hibshman Scholarship Fund Trust.

Beneficial Ownership by Nominees for Director, Continuing Directors and Named Executive Officers

The following table shows, as of March 11, 2016, the record date of this proxy, the number of shares and percentage of ENB Financial Corp’s outstanding common stock beneficially owned by each nominee for director, each continuing director, each named executive officer, and all nominees, continuing directors, and named executive officers as a group.

Beneficial ownership of shares of ENB Financial Corp common stock is determined in accordance with the definitions of beneficial ownership in the General Rules and Regulations of the Securities and Exchange Commission and may include stock owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as stock that the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within sixty (60) days after March 11, 2016. In the following table, the number of shares owned by the indicated persons is rounded to the nearest whole share.

Name of Individual	Shares Owned and Nature of		Percentage
or Identity of Group	Beneficial Ownership		of Class

Directors and Nominees

Aaron L. Groff, Jr.	7,354	(1)	*
Willis R. Lefever	6,040	(2)	*
Donald Z. Musser	3,322	(3)	*
Susan Y. Nicholas	5,701	(4)	*
Brian K. Reed	1,427	(5)	*
Mark C. Wagner	4,923	(6)	*
Judith A. Weaver	2,370	(7)	*
Paul W. Wenger	7,835	(8)	*
Paul M. Zimmerman, Jr.	6,469	(9)	*

Named Executive Officers

Aaron L. Groff, Jr. (included in list of directors above)
Scott E. Lied	5,322	(10)	*
Barry E. Miller	161	(11)	*
Paul W. Wenger (included in list of directors above)

All Nominees for Director, Continuing Directors, and
Named Officers as a Group (13 persons) (12)	55,936		1.96%

____________________________

*	Indicates beneficial ownership of less than 1% of outstanding shares.

(1)	Mr. Groff holds 975 shares individually and 5,379 shares jointly with his spouse. His spouse holds 1,000 shares individually.

(2)	Mr. Lefever holds 1,040 shares individually and 5,000 shares jointly with his spouse.

(3)	Mr. Musser holds these shares individually.

(4)	Ms. Nicholas holds these shares individually.

(5)	Dr. Reed holds 100 shares individually and 1,327 shares jointly with his spouse.

(6)	Mr. Wagner holds these shares individually.

(7)	Ms. Weaver holds 2,070 shares individually and 300 shares jointly with her spouse.

(8)	Mr. Wenger holds 250 shares individually and 7,585 shares jointly with his spouse.

(9)	Mr. Zimmerman holds 1,585 shares individually and 4,884 shares are held individually by his spouse.

(10)	Mr. Lied and his spouse hold these shares jointly.

(11)	Mr. Miller holds these shares individually.

(12)	Includes shares beneficially held by Messrs. Dull and Harting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and persons or entities who beneficially own more than 10% of the Corporation’s outstanding stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely upon review of Securities and Exchange Commission Forms 3, 4, and 5 and amendments thereto, the Corporation believes that during the fiscal year ended December 31, 2015, its directors, executive officers and greater than 10% beneficial owners timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

BOARD COMPENSATION AND PLAN INFORMATION

Compensation of the Board of Directors

The following table summarizes the compensation paid by the Corporation during 2015 to Independent Directors as defined by the SEC, Nasdaq standards, and all applicable laws. Compensation received by directors who are also employees of the Corporation is reported on the OTHER COMPENSATION TABLE in the Executive Compensation Section of this document. In 2015, all directors received a semi-annual retainer of $4,500 and $800 for each Board meeting they attended. Board meetings were held one (1) time each month during 2015, with the exception of April, July, September, and December, when two (2) Board meetings were held. Independent Directors also received $350 for attendance at separate committee meetings. Directors serving as Chairs of committees did not receive additional compensation for their role as Chair of a committee. The members of the Board of Directors of ENB Financial Corp also serve as members of the Board of Directors of Ephrata National Bank. Board meetings for ENB Financial Corp and Ephrata National Bank were held concurrently during 2015 and directors did not receive additional compensation for attending both meetings.

	Fees Earned	All Other
Name	or Paid in Cash	Compensation	Total
	($)	($)	($)

Willis R. Lefever	24,600	0	24,600
Donald Z. Musser	22,050	0	22,050
Susan Y. Nicholas	24,250	0	24,250
Brian K. Reed	22,400	0	22,400
Mark C. Wagner	24,150	0	24,150
Judith A. Weaver	24,600	0	24,600
Paul M. Zimmerman, Jr.	22,650	0	22,650

Non-Employee Directors’ Stock Plan

The Board of Directors believes that increasing the Board’s financial interest in the Corporation will create a unity of purpose and identity and will be beneficial to the growth of the Corporation. To provide non-employee directors of the Corporation with a convenient and systematic method of acquiring shares of the Corporation’s stock, the Board of Directors established the 2010 Non-Employee Directors’ Stock Plan effective June 1, 2010. Under the Plan, non-employee directors may elect to use all, or some, of the compensation they receive as directors to purchase shares in the Corporation. All shares purchased through the 2010 Non-Employee Directors’ Stock Plan are purchased at market price, without a discount.

EXECUTIVE OFFICERS

The following table presents selected information about executive officers of ENB Financial Corp and Ephrata National Bank as of the proxy record date, March 11, 2016. These officers are elected annually by the Board of Directors and hold office at the Board’s discretion.

		Principal Occupation for the Past Five Years and
Name	Age	Position Held with ENB Financial Corp and Ephrata National Bank

Aaron L. Groff, Jr.	66	Chairman of the Board of Directors, President, and Chief Executive Officer of ENB Financial Corp since July 2008; Chairman of the Board of Directors, President, and Chief Executive Officer of Ephrata National Bank since 1999; and employee of Ephrata National Bank since 1967.

James B. Dull	58	Senior Vice President, Senior Operations and Technology Officer of Ephrata National Bank since October 2008; Vice President, Information Systems of Ephrata National Bank from January 1996 to October 2008; and employee of Ephrata National Bank since 1982.

Barry W. Harting	59	Senior Vice President and Chief Risk Officer of Ephrata National Bank since August 2008; Senior Vice President, Administrative Services of Ephrata National Bank from 1998 to August 2008; and employee of Ephrata National Bank since 1994.

Scott E. Lied	54	Treasurer of ENB Financial Corp since January 2009; Senior Vice President and Chief Financial Officer of Ephrata National Bank since 2004; and employee of Ephrata National Bank since 1998.

Barry E. Miller	61	Senior Vice President and Chief Operating Officer of Ephrata National Bank since June 2014; Vice President, Sales and Development of Ephrata National Bank from May 2013 to June 2014; Lancaster Regional President at Susquehanna Bank from February 2012 to September 2012; and Managing Director of Retail Banking at Susquehanna Bank until February 2012.

EXECUTIVE COMPENSATION SUMMARY STATEMENT

Executive Summary

It is the intent of the Compensation Committee to provide our named executive officers with a compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value.

For purposes of this proxy statement, named executive officers are those executive officers who were, at December 31, 2015, (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the other two most highly compensated executive officers of the Corporation. The following officers of the Corporation were identified as named executive officers:

Aaron L. Groff, Jr.	Chairman of the Board of Directors, President, and Chief Executive Officer of ENB Financial Corp and Ephrata National Bank

Scott E. Lied	Treasurer of ENB Financial Corp and Senior Vice President and Chief Financial Officer of Ephrata National Bank

Barry E. Miller	Senior Vice President, Chief Operating Officer of Ephrata National Bank.

Paul W. Wenger	Vice President and Secretary of ENB Financial Corp and Senior Vice President and Cashier of Ephrata National Bank

Business Performance Highlights

Despite the ongoing challenging economic environment we faced in 2015, our financial performance continues to demonstrate a strong, well-capitalized, local community bank providing outstanding shareholder return and value.

Business performance highlights in 2015 include:

•	Strong Level of Earnings - The Corporation earned $6.91 million of net income for 2015. These earnings were sufficient to grow capital and pay out a higher level of dividends to the shareholder.

•	Earnings per Share/Dividends per Share - The shareholders earned $2.42 per share in 2015 with $1.08 per share paid out in the form of cash dividends. This compares to $2.48 earnings per share in 2014 with $1.07 of cash dividends per share. The dividend payout ratio was 44.6% and 43.1% for 2015 and 2014, respectively.

•	Strong Performance Ratios – For 2015, the Corporation’s return on average assets (ROA) was 0.79% and the return on average equity (ROE) was 7.38%.

•	Earnings Comparison – Earnings in 2015 were $182,000, or 2.6% lower than 2014, primarily due to higher operational expenses, which increased by $1.3 million or 5.6%. Staffing was increased as a result of the mortgage expansion and other operational positions. The operational expense increase was primarily offset by a $637,000 increase in net interest income and a $507,000 increase in other income. Net income in 2015 was also directly impacted by $200,000 of additional provision for loan losses than in 2014. The Corporation did benefit by a lower effective tax rate in 2015.

•	Increase in Net Interest Income (NII) - Despite the continued historically low interest rate environment, the Corporation was able to increase NII by $507,000, or 2.3% in 2015, compared to 2014. The increase in NII was generated by savings in cost of funds, as total interest and dividend income decreased by $295,000, or 1.1%, while interest expense decreased by $932,000, or 19.9%.

•	Increased Provision for Loan Losses - Management did return to a normal provision expense in 2015 after three consecutive years of credit provisions. Provision expense was necessary due to one commercial charge-off in early 2015 and strong loan growth. Management increased the provision for loan losses by $150,000 in 2015 compared to a $50,000 reduction in 2014. The impact was $200,000 of combined more expense and less income during 2015 than the Corporation experienced in 2014.

•	Increase in Other Income - Other income sources grew moderately during 2015 aided by a $392,000, or 94.7% increase in mortgage gains. Security gains remained very high at $2.84 million, but were down from the $3.11 million recorded in 2014. Excluding gains on securities and mortgages, other income increased $384,000, or 6.4%.

•	Higher Operating Expenses - The Corporation planned for and incurred a higher level of expenses in 2015 as a result of further expansion of the mortgage banking division and additional compliance and loan related positions. Total operating expenses for 2015 increased by $1.3 million, or 5.6%, over expenses incurred during 2014.

•	Strong Capital - The Corporation’s equity capital was $95.1 million as of December 31, 2015, compared to $92.8 million as of December 31, 2014, an increase of $2.3 million, or 2.5%. The Corporation’s capital to assets ratio was 10.5% as of December 31, 2015, compared to 10.8% as of December 31, 2014. Tier I capital to average assets was 10.8%, while total capital to risk-weighted assets was 15.9% as of December 31, 2015. These levels are significantly above regulatory guidelines.

•	Growth in Assets - The Corporation’s total assets were $905.6 million as of December 31, 2015, an increase of $48.4 million, or 5.6% from December 31, 2014. Total loans increased $49.1 million, to a total of $520.3 million, representing a 10.4% increase. The agricultural purpose loans increased $19.8 million, or 12.6% in 2015, reflecting the Corporation’s focus on agricultural lending as a means to increase loan growth and obtain deposits from the agricultural community.

•	Very Strong Asset Quality – Non-performing loans to total loans were 0.15% as of December 31, 2015, lower than the 0.29% level as of December 31, 2014. Non-performing assets also remained very low at 0.11% as of December 31, 2015, compared to 0.17% as of December 31, 2014.

•	Solid Deposit Growth - Total deposits increased to $740.1 million as of December 31, 2015, from $699.7 million at December 31, 2014, a $40.4 million, or 5.8% increase.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

The Corporation’s Compensation Philosophy is to offer competitive compensation opportunities to all employees based upon individual contribution and personal performance. The Corporation designs Executive Compensation Packages to attract and retain key management employees and to motivate these employees to take actions that enhance shareholder value and attain the Corporation’s goals. The Executive Compensation Policies are intended to ensure that each executive has a stake in enhancing and promoting Corporation products and services, improving profitability, and providing increased shareholder value through growth of the Corporation’s common stock and the payment of enhanced dividends.

Compensation Committee Membership

ENB Financial Corp’s Compensation Committee is comprised of the following three (3) Independent members of the Board of Directors who serve on the Committee for a one (1) year renewable term.

•	Paul M. Zimmerman, Jr. (Chair)
•	Mark C. Wagner
•	Judith A. Weaver

Compensation Committee Responsibilities and Process

The Compensation Program is administered by the entire Board of Directors as recommended by the Compensation Committee. The Compensation Committee is responsible for establishing the Corporation’s Compensation Philosophy and making compensation recommendations regarding the position of Chairman, President, and CEO. The Compensation Committee operates under a written charter, adopted by the Board of Directors, which is available on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary. The Charter outlines the Committee’s responsibilities including:

•	Establishing Compensation Policies;
•	Determining Base Salaries and Bonus amounts;
•	Annually approving (along with the entire Board of Directors) the Bank’s Compensation Policies;
•	Evaluating and determining the types of benefits appropriate to enhance the Executive Compensation Program Objectives;
•	Retaining compensation consultants to assist in evaluation of compensation arrangements; and
•	Approving target financial performance levels.

The Committee meets with the Vice President of Human Resources of the Corporation, who provides an analysis of the survey results (discussed below) and a workforce comparison. The Committee reviews survey projections of grade-range changes, average-wage increases, and specific job-related minimums, midpoints, and maximums paid by competing survey participants. The Committee also recommends methods of handling employee compensation that falls below or above the Corporation’s grade ranges.

The Committee reviews guidelines for compensation, bonus, and other compensation perquisites for all Corporation employees. All employees, including executives, receive annual performance appraisals, reviewing goal attainment and overall job performance. The Chairman, President, and CEO, the Sr. VP, Chief Operating Officer, and the Sr. VP, Chief Risk Officer conduct the performance appraisals of the Bank Management Team Members.

The Role of the Shareholders’ Say on Pay Vote

At the 2013 Annual Meeting of Shareholders, the shareholders overwhelmingly voted in favor of approving the compensation of the Corporation’s Named Executive Officers as presented in the Compensation Discussion and Analysis presented in the Corporation’s proxy statement dated April 5, 2013. The Compensation Committee took the results of the vote into consideration in awarding compensation consistent with the policies and practices outlined in the Compensation Discussion and Analysis. The shareholders approved a proposal at the Corporation’s 2013 Annual Meeting of Shareholders to conduct an advisory vote on the Corporation’s executive compensation for the Named Executive Officers every three (3) years. Shareholders are being asked to vote in favor of approving the compensation of the Corporation’s Named Executive Officers at this year’s 2016 Annual Meeting.

Chairman, President, and CEO Performance Review

The Compensation Committee annually conducts a performance review of the Chairman, President, and CEO’s job performance. As with all other positions within the organization, the Corporation uses a formal system of job evaluation for the Chairman, President, and CEO. The Compensation Committee provides a written CEO Performance Evaluation form to all independent members of the Board of Directors. Each member completes an Evaluation that covers Goal Attainment, Management Decisions, General Corporate Operations, and Overall Corporate Performance. Following receipt of the completed evaluations, an overall rating is calculated. The results and any recommendation for a compensation change are discussed with the remaining independent members of the Board of Directors who make a decision regarding a compensation change. Many items play a role in determining the level of annual compensation for the Chairman, President, and CEO, including:

•	The Chairman, President, and CEO’s performance;
•	General Salary Survey data from the Corporation’s Peer Group; and
•	General Corporate performance.

In determining whether the Base Salary of the Chairman, President, and CEO should be adjusted, the Board of Directors takes into account non-quantitative individual performance and quantitative performance factors of the Corporation, plus information regarding the range compensation paid to Executives performing similar duties for financial institutions in the Corporation's market area.

While the Compensation Committee does not use predetermined numerical formulas to determine changes in compensation for the Chairman, President, and CEO, it weighs a variety of different performance factors in its deliberations. The Compensation Committee has emphasized, and will continue to emphasize, the Corporation’s Profitability, Capital Position and Income Level, and Return on Tangible Equity, as well as the individual’s Leadership and Managerial Qualities, Personal Qualities, Judgment, Knowledge and Skills, Board Relations, Bank Staff Relations, Community Relations, and Political Effectiveness, as factors in setting the compensation for the position of Chairman, President, and CEO. The Compensation Committee also considers the amount which has been previously paid to the Chairman, President, and CEO.

The Compensation Committee’s recommendations are presented to the entire Board of Directors and the proposals are approved and ratified or sent back to the committee for additional review and re-presentation at a later date. The Chairman, President, and CEO does not participate in, and is not present, for these discussions. Only independent (non-employee) Board members participate in this discussion.

The Role of Executive Officers in Determining Compensation

The Compensation Committee meets with the Vice President of Human Resources of the Corporation who provides the Committee with the information necessary for their analysis of the appropriate compensation for the executive officers. Mr. Groff participated during Board decisions regarding the compensation of employees and other executive officers. He did not, however, participate and was not present when his performance and compensation was discussed.

Elements of the Executive Compensation Program

The Corporation’s Executive Compensation Package includes Base Salary, Bonuses, Insurance, Retirement Plans, Stock Purchase Plans, and in certain instances, a Company-provided Car, and Director Fees.

The Corporation is managed by a thirteen-member management team which includes the President and CEO and the named executive officers. The management team oversees the various functional units within the Corporation and reports to the President and CEO, the Sr. VP, Chief Operating Officer or SVP, Chief Risk Officer.

At year-end 2015, four (4) of the management team members, two of whom are named executive officers, have greater than 25 years of service and four (4) management team members, including one (1) named executive officer, have greater than 15 years of service at the Corporation. The remaining management team members, including one (1) named executive officer, have less service at the Corporation, but bring experience from other financial institutions.

Of the thirteen (13) total management team members at the end of 2015, all but three (3) of the members received promotions into their present management-level positions. The promoted members continue to receive benefits similar to all other Corporation employees. The current philosophy of the Corporation is that promotions to executive or management status do not result in additional compensation or benefits beyond a Base Salary increase. Base Salary has been executives’ and managements’ major form of compensation for increased responsibilities. This internal movement has allowed the Corporation to retain quality executives and managers without having to provide additional perquisites other than larger Base Salaries. However, the necessity of perquisites continues to be evaluated and considered as part of the larger succession-planning endeavor.

Base Salaries

Base Salaries are a major component of executive and management compensation and are reviewed every year to determine if a change is appropriate. The Corporation participates in various salary surveys each year and makes adjustments to Base Salaries supported by:

•	General survey comparisons;
•	The Corporation’s performance;
•	The Individual’s performance;
•	The Individual's level of responsibility; and
•	The position responsibilities.

Compensation and Benefits Survey/Benchmarking

Neither the Compensation Committee nor management engaged a compensation consultant in 2015. The following Compensation and Benefit Surveys are used to determine general broad-based market values of positions and other trends in executive compensation:

•	Webber Survey (1) provides direct banking comparisons in the form of general compensation ranges to both local and regional banks in Pennsylvania, plus comparisons by asset size which is provided in salary ranges. The results are reviewed, analyzed, and compared to internal pay and benefits for equity and competitiveness.
•	Compdata Banking and Finance Survey (2) provides a broader perspective on market trends by including local, regional, and national banks. This survey provides data by geographical locations, including National, U.S. Regional (Mid-Atlantic), State, and Local Regional (Central PA). In some cases, a city or county comparison is also included where sufficient employee positions are surveyed.
•	Various other surveys (3) are used to identify more local compensation trends. These include local chamber of commerce surveys, independent banking surveys between local banks (often very job-specific) and local human resource group surveys. Participation in these surveys varies from year to year because not every group surveys annually. The surveys do not disclose specific salaries at other institutions, but provide salary ranges based upon asset size and location.
(1)	The following regional survey participants were used for executive compensation planning purposes: ACNB Bank (Gettysburg, PA), Bank of Landisburg (Landisburg, PA), Centric Bank (Harrisburg, PA), F&M Trust Company (Chambersburg, PA), Mid Penn Bank (Millersburg, PA), and Orrstown Bank (Chambersburg, PA). In addition, the following survey participants with asset sizes from $600 million to $999 million were used for executive compensation planning purposes: 1st Summit Bank (Johnstown, PA), First Citizens Community Bank (Mansfield, PA), First Columbia Bank & Trust Co. (Bloomsburg, PA), First Keystone Community Bank (Berwick, PA), First National Community Bank (Dunmore, PA), Mid Penn Bank (Millersburg, PA), NexTier Bank (Butler, PA), QNB Bank (Quakertown, PA), and Community Bank (Waynesburg, PA). The percentage of commercial banks participating in the survey was 83.33%, with savings institutions and credit unions accounting for the remaining 16.67% of participants.
(2)	Individual participant names are not provided with this survey. Percentage of commercial banks participating in the survey was 38.2%, credit unions accounted for 33.4% with the remainder in consumer finance and mortgages (11.8%), investment companies (2.9%), and other (13.7%).
(3)	Individual participant names are not provided with these surveys.

The Compensation Committee uses the surveys to determine if the Named Executive Officers are being compensated in the correct range of salaries.

In comparing the Base Salary of the Named Executive Officers to the average of the 2015 salary surveys, the Base Salaries fell as follows:

Aaron L. Groff, Jr. – Chairman, President, and CEO

2014 Base Salary fell between the midpoint and the maximum, or 50.49% place in range. Following the Compensation Committee’s analysis, a 2015 increase of 5.00% was recommended to adjust the President and CEO’s Base Salary to 60.98% place in range of the survey data. Comparing to total compensation paid (Base + Bonus + Incentive + Tax Comp), Total 2015 Compensation paid to the President and CEO fell at 61.41% of 57 surveyed institutions.

Scott E. Lied – Treasurer of ENB Financial Corp and Senior Vice President and Chief Financial Officer

2014 Base Salary fell between the minimum and the midpoint, or 14.53% place in range. Following the President’s performance evaluation, a 2015 increase of 4.00% was recommended to adjust the Sr. VP, Chief Financial Officer’s Base Salary to 20.82% place in range of the survey data.

Barry E. Miller – Senior Vice President, Chief Operating Officer

2014 Base Salary fell between the minimum and the midpoint, or 20.82% place in range. Following the President’s performance evaluation, a 2015 increase of 4.00% was recommended to adjust the Sr. VP, Chief Operating Officer’s Base Salary to 27.78% place in range of the survey data.

Paul W. Wenger – Vice President and Secretary of ENB Financial Corp and Senior Vice President and Cashier

2014 Base Salary fell between the minimum and the midpoint, or 12.92% place in range. Following the President’s performance evaluation, a 2015 increase of 4.00% was recommended to adjust the Sr. VP, Cashier’s Base Salary to 14.83% place in range of the survey data.

Bonuses

An Annual Employee Holiday Bonus is paid to all employees before year-end based on “total worked” compensation. Executives receive the same bonus percentage as all other employees. A larger dollar amount of an executive’s bonus is attributable to their higher annual compensation.

An Annual Performance Bonus is considered in February of each year. Executives receive the same flat dollar amount for the Annual Performance Bonus as all other employees. The Corporation determines if general corporate income and growth goals have been met or surpassed in the prior year and determines if a Performance Bonus will be paid to employees. The Corporation does not provide a formalized Executive Bonus Plan as a perquisite. An Annual Performance Bonus was not paid in 2015.

Insurance

Health, Life, and Disability Insurance

As is standard in the industry, all employees receive various types of insurance based on Standard Hours Worked per Week. Executives receive insurance benefits similar to other full-time employees. Executives do not receive any insurance perquisites based upon their position. Insurance coverage for employees working thirty (30) or more standard hours per week includes:

•	Health Insurance
•	Disability Insurance
•	Life Insurance in the amount of five (5) times an employee’s annualized salary to a maximum of $400,000

Health, Life, and Disability Insurance are not tied to Corporate or individual performance. The expense of providing such benefits to all employees is not taken into account when determining specific salaries of the named executive officers, and is seen as a cost of doing business.

Bank Owned Life Insurance (BOLI)

In 2006, 2007, 2012, and 2015, all Vice Presidents and members of Senior Management were invited to participate in the Corporation’s purchase of Bank Owned Life Insurance (BOLI). BOLI is typical in the financial services industry as an investment vehicle for the Corporation that allows greater employee benefits to be offered at a lower cost, and encourages employment longevity. In addition to being considered an investment vehicle for the Corporation, BOLI also provides life insurance coverage to the Corporation and for the employee. The life insurance coverage is placed on the lives of the employees who agreed to participate, and the Corporation receives the death payment benefit when the employee dies. To reward their participation in BOLI, the Corporation purchases additional life insurance coverage for each participant at one (1) times their annualized salary. All Vice Presidents and members of Senior Management, including the named executive officers, chose to participate in BOLI, and the cost of the additional life insurance coverage for the named executive officers is included in the OTHER COMPENSATION TABLE on page 24.

Retirement Plans

The Corporation considers it important to assist employees in saving for retirement and retirement plans encourage employees to remain in the employment of the Corporation. In order to have a diversified retirement program for employees and to encourage participation, the Corporation has established two (2) types of retirement plans for its employees; a Defined Contribution Pension Plan and a 401(k) Savings Plan. A description of these retirement plans can be found on page 25.

Stock Option and Stock Award Programs

Currently the Corporation does not have a Stock Option or Stock Award Program. Our current compensation model maintains Base Salary and Annual Bonuses as the major components of compensation.

Severance Plan

The Corporation has a Severance Plan that is available to employees based on the circumstances of their release and with the approval of the Board of Directors. The Severance Plan could be available for any employee being released from employment for reasons other than willful misconduct or general performance issues, but such payment is solely at the discretion of the Board of Directors depending upon the individual circumstances.

Executive Contracts and Change of Control Agreements

No Employment, Change of Control, or other contracts exist between ENB Financial Corp or Ephrata National Bank and any of its executive officers.

Other Forms of Compensation (Perquisites)

Company Car for Chairman, President, and CEO

Given his position and the amount of time he spends on Corporate and Bank business outside the office, a company car is provided for one executive – the Chairman, President, and CEO – for personal and business purposes. Personal use of the car is taxable, based on standard IRS lease value tables, and is included in the OTHER COMPENSATION TABLE on page 24.

Director Fees

In 2015, two executives named below, received Director Fees for the work they perform through their participation on the Corporation’s Board of Directors. The Director Fees they received are included in the OTHER COMPENSATION TABLE on page 24.

•	Aaron L. Groff, Jr. (Chairman, President, and CEO of ENB Financial Corp and Ephrata National Bank)
•	Paul W. Wenger (Secretary of ENB Financial Corp and Senior Vice President and Cashier of Ephrata National Bank)

Other Forms of Compensation (Non-Perquisites)

Employee Stock Purchase Plan - Discount Earnings

The Corporation believes that exceptional performance is achieved through an ownership culture that encourages employees to become shareholders of the Corporation. In an effort to align the interests of the Corporation’s employees with the interests of its shareholders, the Corporation offers an Employee Stock Purchase Plan (ESPP) to all eligible employees. Eligible employees are those who have been employed five (5) months or longer and whose Standard Hours per Week are twenty (20) or greater. Employees, including named executive officers, participating in the ESPP receive a 10% discount off the quarter-end fair market value of the Corporation’s common stock.

ESPP Discount Earnings for named executive officers are included in the OTHER COMPENSATION TABLE on page 24, and a description of the ESPP begins on page 29.

Service Awards

Service Awards are available to all employees who are regular full-time and regular part-time employees and are based upon the length of service. There is no differentiation for Service Awards between named executive officers and other employees. Employees receive awards beginning at five (5) years of employment and continuing in five-year increments thereafter. The awards vary from a $75 Gift Card for five (5) years of service to cash awards that begin at the ten-year anniversary and continue, in increasing amounts, after the completion of each additional five (5) years of service. Service Awards are offered to provide an incentive to remain in the employment of the Corporation.

Service Awards for named executive officers are included in the OTHER COMPENSATION TABLE on page 24.

Short-Term and Long-Term Incentive Plans

The Corporation continues to use Base Salary and Bonuses as the core components of executive compensation because it provides the executive with solid compensation that is not tied to market fluctuations. Therefore, throughout 2015, there were no Short-Term or Long-Term Incentive Plans in place, and no executive officer received any Short-Term or Long-Term Incentives through an earlier Incentive Plan.

Differences in Compensation Awarded to Named Executive Officers

All executive officers receive similar compensation. Any difference in the amount of compensation is based upon position, performance levels, and length of service with the Corporation. There are no incentives awarded to executive officers.

Impact of Tax and Accounting Treatment

There were no adjustments to compensation based upon tax or accounting treatments.

Hedging and Pledging

Employees who own shares outright are permitted to hedge or pledge shares, subject to the Corporation’s Insider Trading Policy Statement that restricts certain transactions prior to the release of certain nonpublic information.

Stock Ownership Guidelines

At this time, the Corporation does not require its named executive officers to own a certain number of shares of Corporation stock; however, it does encourage ownership of Corporation stock through its Employee Stock Plan.

Executive Compensation

The Board of Directors conducted a risk assessment of the Corporation’s compensation program and concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Corporation.

The information in the following table concerns the annual compensation for services in all capacities to ENB Financial Corp and Ephrata National Bank for the fiscal year ended December 31, 2015, of those persons who were, at December 31, 2015, (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the other two most highly compensated executive officers of the Corporation and the Bank, to the extent such person’s total compensation exceeded $100,000.

Frequency of Shareholder Advisory Vote on Executive Compensation

The shareholders approved a proposal at the Corporation’s 2013 Annual Meeting of Shareholders to conduct an advisory vote on the Corporation’s executive compensation for the named executive officers every three years. The next shareholder advisory vote on executive compensation will take place at the 2016 Annual Meeting of Shareholders. The next shareholder advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2019 Annual Meeting of Shareholders.

SUMMARY COMPENSATION TABLE

				All
Name and				Other	Total
Principal Position	Year	Salary	Bonus	Compensation	Compensation
		($)(1)	($)(2)	($)(3)	($)(4)

Aaron L. Groff, Jr.	2015	278,242	5,565	60,943	344,750
Chairman of the Board,	2014	264,992	5,302	53,426	323,720
President and CEO	2013	252,383	5,801	56,783	314,967

Scott E. Lied	2015	142,002	2,840	14,125	158,967
Senior Vice President,	2014	136,552	2,736	13,934	153,222
Chief Financial Officer	2013	132,249	3,402	14,104	149,755

Barry E. Miller	2015	153,130	3,063	14,762	170,955
Senior Vice President,	2014	147,243	2,821	12,593	162,657
Chief Operating Officer	2013	82,500	1,650	1,336	85,486

Paul W. Wenger	2015	146,182	2,924	35,352	184,458
Senior Vice President	2014	140,566	2,811	36,208	179,585
and Cashier	2013	136,807	3,491	33,853	174,151

Summary Compensation Table Key

(1)	Base Salary.
(2)	An Annual Employee Holiday Bonus is paid to all employees before year-end based on “total worked” compensation. Executive officers receive the same bonus percentages as all other employees; the larger dollar amount of an executive officer’s bonus is attributable to their higher annual compensation. There was not a Corporate Performance Bonus paid in 2015.
(3)	All Other Compensation includes Total Other Earnings in the OTHER COMPENSATION TABLE on page 24, and Pension Forfeitures and Pension Contributions, (2) and (3), on the DEFINED CONTRIBUTION PENSION PLAN TABLE on page 26.
(4)	Total of (1) through (3).

OTHER COMPENSATION TABLE

				Group	BOLI
				Life	Participation	Inside	401(k)	10%	Total
Name and		Company	Service	Insurance	Extra Life	Director's	Corporate	Discount	Other
Principal Position	Year	Auto	Awards	Premiums	Premiums	Fees	Match	ESPP Shares	Earnings
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)

Aaron L. Groff, Jr.	2015	7,497	0	720	1,044	21,800	6,853	252	38,166
Chairman of the Board,	2014	4,118	0	720	1,044	20,200	6,729	465	33,276
President and CEO	2013	8,559	0	720	1,044	20,000	6,216	429	36,968

Scott E. Lied	2015	0	0	720	556	0	3,621	571	5,468
Senior Vice President,	2014	0	0	720	556	0	3,488	1,044	5,808
Chief Financial Officer	2013	0	275	720	556	0	3,400	1,239	6,190

Barry E. Miller	2015	0	0	720	294	0	3,530	176	4,720
Senior Vice President,	2014	0	0	720	0	0	3,186	78	3,984
Chief Operating Officer	2013	0	0	420	0	0	916	0	1,336

Paul W. Wenger	2015	0	0	531	433	21,000	3,728	354	26,046
Senior Vice President	2014	0	0	531	433	21,800	3,449	1,427	27,640
and Cashier	2013	0	0	720	433	19,500	3,494	1,339	25,486

Other Compensation Table Key

(1)	Personal-use expense for company-provided automobile – a perquisite.
(2)	Service Awards given to all employees every five (5) years.
(3)	Group Life Insurance Premium. Full-time employees receive life insurance coverage at 5 times their annualized salary to $400,000 maximum. Life insurance rates remained unchanged from 2013 through 2015.
(4)	Additional life insurance is provided as incentive to participate in Bank Owned Life Insurance (BOLI) and all Vice Presidents and Senior Vice Presidents were asked to participate in BOLI.
(5)	Inside Director’s fees paid.
(6)	401(k) Savings Plan Corporate Match Dollars. See 401(k) SAVINGS PLAN - MATCH DATA TABLE on page 28.
(7)	All participating employees receive 10% discount on stock purchased through the Employee Stock Purchase Plan.
(8)	Total of (1) through (7).

RETIREMENT PLANS

Defined Contribution Pension Plan

The Corporation has established a Defined Contribution Pension Plan, covering all employees aged 21 or older who work 1,000 or more hours in a calendar year and have completed at least one year of service. Entry into and participation in the Defined Contribution Pension Plan begins on January 1 or July 1 after meeting the eligibility requirements. Normal retirement is at age 65. A late retirement feature exists within the Defined Contribution Pension Plan whereby a participant who has attained age 65 may continue to participate and receive employer contributions. A participant is fully vested after six years and is automatically vested upon death or retirement due to disability.

There is a graded vesting schedule for other termination of employment: 20% after two years, 40% after three years, 60% after four years, 80% after five years, and 100% after six years. The timing and form of the distribution of benefits is at the Corporation’s discretion, except in the cases of death or retirement at age 65.

The Defined Contribution Pension Plan is administered by the Money Management Group of Ephrata National Bank.

The Corporation makes annual contributions to eligible employee pension accounts equal to 5.0% of the employee’s eligible annual income. Employees that earn over the Social Security maximum receive an additional annual contribution of 5.0% of all eligible dollars earned that are over the Social Security maximum. In 2015, the Social Security maximum was $118,500 with an annual compensation limit of $265,000 for determining the 5% contribution.

For purposes of the Defined Contribution Pension Plan, eligible compensation was limited to $265,000 in 2015, $260,000 in 2014, and $255,000 in 2013. Total contributions to the Defined Contribution Pension Plan for the plan year ended December 31, 2015, 2014, and 2013 were $491,603, $473,591, and $451,201, respectively.

In 2015, the Corporation contributed the following amounts to the Defined Contribution Pension Plan on behalf of the named executive officers: Aaron L. Groff, Jr., Chairman of the Board, President and Chief Executive Officer, $ 22,777; Scott E. Lied, Senior Vice President and Chief Financial Officer, $ 8,657; Barry E. Miller, Senior Vice President, Chief Operating Officer, $9,972; and Paul W. Wenger, Senior Vice President and Cashier, $9,306.

Larger contributions to the Defined Contribution Pension Plan for named executive officers are attributable to their higher Base Salaries. Defined Contribution Pension Plan contributions for named executive officers are included in the DEFINED CONTRIBUTION PENSION PLAN TABLE on page 26 and in All Other Compensation on the SUMMARY COMPENSATION TABLE on page 23.

Effective January 1, 2016, the Defined Contribution Pension Plan was combined with the 401(k) Savings Plan.

401(k) Savings Plan

The ENB 401(k) Savings Plan was introduced in 2001 as a method to allow employees to save additional funds for retirement above the pension offered through the Corporation’s Defined Contribution Pension Plan. Initially, the Corporation did not provide a match of any employee contributions to the 401(k) Savings Plan. In 2010, the 401(k) Savings Plan was amended to allow all employees to participate and to provide a 2.5% corporate match on all employee contributions up to 5.0% of eligible compensation. The Corporation began matching contributions for 401(k) Savings Plan participants to encourage its employees to save for their retirement. Since the Corporation began matching 401(k) Savings Plan contributions, participation rates in the Plan increased from approximately 40% in 2009 to over 79% in 2015.

DEFINED CONTRIBUTION PENSION PLAN TABLE

		1-Jan		5.00%	Pension	Total $	31-Dec
Name and	Plan	Pension Plan	Pension	Pension	Investment	Change in	Pension Plan
Principal Position	Year	Value	Forfeitures	Contribution	Earnings	Pension	Value
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Aaron L. Groff, Jr.	2015	1,211,416	0	22,777	10,522	33,299	1,244,715
Chairman of the Board,	2014	1,097,283	0	20,150	93,983	114,133	1,211,416
President and CEO	2013	924,048	0	19,815	153,420	173,235	1,097,283

Scott E. Lied	2015	165,137	0	8,657	1,458	10,115	175,252
Senior Vice President,	2014	144,410	0	8,126	12,601	20,727	165,137
Chief Financial Officer	2013	116,679	0	7,914	19,817	27,731	144,410

Barry E. Miller	2015	8,974	0	9,972	120	10,092	19,066
Senior Vice President,	2014	0	0	8,609	365	8,974	8,974
Chief Operating Officer	2013	0	0	0	0	0	0

Paul W. Wenger	2015	676,474	0	9,306	5,861	15,167	691,641
Senior Vice President	2014	615,319	0	8,568	52,587	61,155	676,474
and Cashier	2013	520,726	0	8,367	86,226	94,593	615,319

Pension Plan Table Key

(1)	Plan Value at beginning of Plan Year.
(2)	Forfeitures – Non-Vested Employee Funds Returned to Plan upon Termination.
(3)	5.0% Contribution of Eligible Earnings, including earnings over the Social Security wage base.
(4)	Investment Earnings from Plan Year.
(5)	Total Change in Pension $ from beginning of the Plan Year – Total of (2) through (4) above.
(6)	Year Ending Pension Plan Balance – Total of (1) and (5).

No Pension Plan Payments were made to the named executive officers above during 2015.

PENSION BENEFITS TABLE

		Number of	Value of
Name and		Years of	Accumulated Benefit	Payments During
Principal Position	Plan Name	Credited Service	As of 12/31/15	Last Fiscal Year
			($)	($)

Aaron L. Groff, Jr.	Defined Contribution	48	1,244,715	0
Chairman of the Board,	Pension Plan
President and CEO

Scott E. Lied	Defined Contribution	17	175,252	0
Senior Vice President,	Pension Plan
Chief Financial Officer

Barry E. Miller	Defined Contribution	2	19,066	0
Senior Vice President,	Pension Plan
Chief Operating Officer

Paul W. Wenger	Defined Contribution	48	691,641	0
Senior Vice President	Pension Plan
and Cashier

401(k) SAVINGS PLAN – MATCH DATA TABLE

Name and Principal Position	Plan Name	Plan Year	Corporate Match
			$(1)

Aaron L. Groff, Jr.	ENB 401(k) Savings Plan	2015	6,853
Chairman of the Board,		2014	6,729
President and CEO		2013	6,216

Scott E. Lied	ENB 401(k) Savings Plan	2015	3,621
Senior Vice President,		2014	3,488
Chief Financial Officer		2013	3,400

Barry E. Miller	ENB 401(k) Savings Plan	2015	3,530
Senior Vice President,		2014	3,186
Chief Operating Officer		2013	916

Paul W. Wenger	ENB 401(k) Savings Plan	2015	3,728
Senior Vice President		2014	3,449
and Cashier		2013	3,494

401(k) Savings Plan Table Key

(1)	Total Corporate Match during 2015. This amount is included on the OTHER COMPENSATION TABLE on page 24.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the event of death or disability of a named executive officer, the named executive officer will receive benefits under the Corporation’s retirement plan, disability plan, or payments under the Corporation’s life insurance plans, as appropriate.

In addition, for the calendar year ending December 31, 2015, and in the event of the death of the named executive officer on December 31, 2015, the beneficiaries of the named executive officer would receive life insurance proceeds associated with two life insurance plans. The first is a non-discriminatory group term life insurance plan that is available to all qualifying employees of the Corporation. The second is a BOLI plan applicable to a select group of the Corporation’s officers. The following are the life insurance benefits the beneficiary of the named executive officer would receive: Aaron L. Groff, Jr.’s beneficiary would receive $425,100; Scott E. Lied’s beneficiary would receive $543,000; Barry E. Miller’s beneficiary would receive $500,000, and Paul W. Wenger’s beneficiary would receive $321,750.

EMPLOYEE STOCK PURCHASE PLAN

The Corporation established The ENB Financial Corp 2011 Employee Stock Purchase Plan (“2011 ESPP”) as the successor to the ENB Financial Corp 2001 Stock Purchase Plan, originally adopted by Ephrata National Bank and assumed by the Corporation upon the formation of the holding company in 2008. The 2011 ESPP authorized the issuance of up to 140,000 shares of the Corporation’s Common Stock to its employees and 38,397 shares had been issued under the 2011 ESPP as of December 31, 2015.

The ESPP has semi-annual offering periods and quarterly purchase dates. Each eligible employee participating in an offering period is granted an option to purchase a number of shares on each purchase date. The number of shares is determined by dividing the employee’s contributions accumulated prior to the purchase date and retained in the account by the applicable purchase price. The purchase price may not be less than 90% of the fair market value per share of Common Stock on the date of the grant or exercise.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Corporation has established The ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan (“DRP”). The purpose of the DRP is to provide shareholders with a convenient and economical way to buy additional shares of the Corporation’s Common Stock by reinvesting dividends or by voluntarily making cash payments under the terms of the DRP. Under the terms of the DRP, the Corporation is authorized to issue up to 200,000 shares of its Common Stock. As of December 31, 2015, there were a total of 136,720 shares held in the DRP and 78,804 shares had been issued in the form of reinvested dividends.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2016 Proxy Statement.

Compensation Committee
Paul M. Zimmerman, Jr. (Chair)
Mark C. Wagner
Judith A. Weaver

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation’s entire Board of Directors, through the Compensation Committee, is responsible for establishing, implementing, and monitoring compensation policies. Messrs. Groff and Wenger, each of whom was a member of the Board in 2015, also served as Executive Officers of the Corporation. While Messrs. Groff and Wenger participated during 2015 in Board decisions regarding the compensation of employees and subordinate Executive Officers, they did not participate in any Board decision regarding their own compensation and were excused from the Board meeting at which their respective compensation was discussed.

No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three (3) Independent directors as defined by the SEC and Nasdaq. The Audit Committee operates under a written charter adopted by the Board of Directors and is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Barry W. Harting, Corporate Secretary of the Corporation.

The Audit Committee has reviewed the audited financial statements of the Corporation for the fiscal year ended December 31, 2015, and discussed them with management and the Corporation’s independent accountants, S.R. Snodgrass, P.C. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received from the independent accountants the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the accountants’ independence from the Corporation and management with the accountants.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements for the fiscal year ended December 31, 2015, be included in the Corporation’s Annual Report on Form 10-K for that fiscal year and filed with the Securities and Exchange Commission.

The Audit Committee has approved and appointed S.R. Snodgrass, P.C. as the Corporation’s auditors for the fiscal year ended December 31, 2015 and as the Corporation’s auditors for the fiscal year ending December 31, 2016. S.R. Snodgrass, P.C. has advised the Corporation that none of its members has any financial interests in the Corporation.

Representatives of S.R. Snodgrass, P.C. will be present at the Annual Meeting of Shareholders to be held May 10, 2016. They will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Aggregate fees billed to ENB Financial Corp and Ephrata National Bank by S.R. Snodgrass, P.C., the current independent auditors for the Corporation, for services rendered during the last two years are presented as follows:

	Year Ended December 31,
	2015	2014
	($)	($)
Audit Fees (1)	95,547	88,629
Audit-Related Fees (2)	18,209	18,318
Tax Fees (3)	18,050	14,200
Total Fees	131,806	121,147

(1)	Audit Fees include fees billed for professional services rendered for the audit of the annual financial statements, fees billed for the review of financial statements included in ENB Financial Corp’s Form 10-Q filings or services that are provided by the Corporation’s independent accountant, in connection with statutory and regulatory filings or engagements. S.R. Snodgrass, P.C. performed all annual financial statement audit services for 2015 and 2014.

(2)	Audit-Related Fees include fees billed for assurance and related services by S.R. Snodgrass, P.C. that are reasonably related to the performance of the audit or review of the registrant’s financial statements and are not reported under the Audit Fees section of the table above. These services include required annual audits of the ENB Financial Corp Defined Contribution Pension Plan and the ENB Financial Corp 401(k) Savings Plan.

(3)	Tax Fees include fees billed for professional services rendered by S.R. Snodgrass, P.C., during 2015 and 2014, for tax compliance, tax advice, tax planning, and preparation of corporate tax returns.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services being approved and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining S.R. Snodgrass, P.C.’s independence.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee
Mark C. Wagner (Chair)
Donald Z. Musser
Susan Y. Nicholas

PROPOSAL NO 1:

TO ELECT THREE (3) CLASS A DIRECTORS TO SERVE FOR A THREE-YEAR TERM AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

The three (3) nominees for Class A Director to be elected at the 2016 Annual Meeting are:

•	Aaron L. Groff, Jr.;
•	Brian K. Reed; and
•	Paul M. Zimmerman, Jr.

The Board of Directors unanimously recommends that shareholders vote “FOR” the nominees for director listed above.

PROPOSAL NO 2:

Amendment to Article 7 of the Corporation’s Articles of Incorporation

to Eliminate Cumulative Voting in the Election of Directors.

The Corporation is seeking to amend Article 7 of its articles of incorporation to eliminate cumulative voting rights in the election of directors. On January 20, 2016, the Board of Directors of the Corporation approved and adopted resolutions to amend Article 7 of the Corporation’s articles of incorporation to eliminate cumulative voting rights in the election of directors and a resolution to submit the proposed amendment to the shareholders of the Corporation to approve and adopt with a recommendation by the Board of Directors to vote FOR the proposed amendment.

If shareholders approve and adopt the proposed amendment, the Corporation will file amended and restated articles of incorporation with the Pennsylvania Department of State, to be effective upon filing, amending Article 7 of its Articles of Incorporation to read in full and its entirety as follows (emphasis added):

7.          The holders of Common Stock shall have one vote per share and shall not be entitled to cumulate their votes in the election of directors.

Purpose of Eliminating Cumulative Voting Rights

When the Corporation was formed to become the holding company for Ephrata National Bank in 2008, the Corporation preserved the cumulative voting rights in the election of directors that shareholders of the bank had prior to the holding company formation under the National Bank Act. Cumulative voting allows each shareholder to multiply the number of shares that he or she is entitled to vote by the total number of directors to be elected and to cast the entire number of such votes for one candidate or to distribute them among any two or more candidates. By contrast, under non-cumulative voting where each common share only has one vote, each shareholder may only cast a number of votes for each nominee up to the total number of shares held by the shareholder.

For example, under non-cumulative voting, if three directors are to be elected, a shareholder holding 100 shares may vote up to 100 shares for each different nominee. Under cumulative voting, this same shareholder could cast 300 votes for one director, or split up the votes in any manner he or she sees fit among the three candidates.

The Board believes this procedure is overly complicated to implement and seldom if ever used by shareholders and is no longer in the best interests of the Corporation and its shareholders, particularly in view of the large number of shareholders of the Corporation. In addition, a shareholder or group of shareholders holding a relatively small number of shares that cumulatively votes its shares in an election of directors could elect one or more directors whose loyalty may primarily be to the minority group responsible for their election rather than to the Corporation and all of its shareholders and constituencies. The Board believes that each director is responsible to, and should represent the interests of all shareholders as opposed to a minority shareholder group that may have special interests and goals inconsistent with those of the majority of shareholders. The election of directors who view themselves as representing a particular minority shareholder group could result in partisanship and discord on the Board of Directors, and may impair the ability of the directors to act in the best interests of the Corporation and all its shareholders.

If approved and adopted by the shareholders of the Corporation at the annual meeting, the amendment to the articles of incorporation to eliminate cumulative voting in elections of directors will become effective upon the filing of an appropriate certificate of amendment with the Secretary of State of Pennsylvania, which is expected to occur promptly following the shareholder vote.

Recommendation and Vote

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the annual meeting is required to approve and adopt the amendment to Article 7 of the Corporation’s articles of incorporation to eliminate cumulative voting in the election of directors.

The Board of Directors recommends that you vote “FOR” Proposal 2.

PROPOSAL NO 3:

TO CONDUCT A NON-BINDING SHAREHOLDER VOTE ON THE RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) enacted during July 2010, and rules adopted by the Securities and Exchange Commission under the Act, at least once every three years we are required to give our shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our executive officers whose compensation we are required by the SEC’s rules to disclose in our annual meeting proxy statements. The shareholders approved a resolution at the Corporation's 2013 Annual Meeting of Shareholders to conduct an advisory vote on the Corporation's executive compensation for the Named Executive Officers every three years. Therefore, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our Named Executive Officers.

In addition to requiring us to submit these “say-on-pay” proposals to our shareholders, the Act and the SEC’s rules require that at least once every six years we give our shareholders an opportunity to vote, on a non-

binding, advisory basis, on a “say-on-frequency” proposal to indicate whether they would prefer that we conduct future say-on-pay votes every year, once every two years, or once every three years. The next shareholder advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2019 Annual Meeting of Shareholders.

As described in detail under the heading “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“Resolved, that the shareholders of ENB Financial Corp approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Corporation’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2015 Summary Compensation Table and the other related tables and narrative discussion contained in the Proxy Statement.”

Under the Act and the SEC’s rules, the vote will be advisory in nature, which means it will not be binding on the Corporation or its Board of Directors. However, the Board of Directors values the opinions of its shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the shareholders’ concerns will be evaluated as to whether any actions are necessary to address those concerns.

Recommendation and Vote

To be approved, a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of the proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board of Directors unanimously recommends a vote “FOR” the compensation of executive officers as disclosed in this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

A copy of ENB Financial Corp’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, is enclosed with this proxy statement. The Annual Report on Form 10-K is also available on the Internet at: www.investorvote.com/ENBP or by contacting Barry W. Harting, Corporate Secretary of the Corporation. Any shareholder may obtain a copy of ENB Financial Corp’s Annual Report on Form 10-K for the previous year ended December 31, 2014, without charge, by submitting a written request to Barry W. Harting, Corporate Secretary, ENB Financial Corp, 31 East Main Street, Ephrata, Pennsylvania, 17522.

LEGAL PROCEEDINGS

The nature of the Corporation’s business could generate a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the Corporation, there are no proceedings pending to which the Corporation is a party or to which its property is subject which, if determined adversely to the Corporation, would be material in relation to the Corporation’s financial condition. There are no proceedings pending other than those arising in the ordinary course of business.

EXPERTS

The consolidated financial statements of the Corporation, as of December 31, 2015 and 2014, have been audited by S.R. Snodgrass, P.C., Certified Public Accountants, Wexford, PA, as independent auditors, as indicated in their report with respect thereto, in reliance upon the authority of said firm as experts in giving such reports.

OTHER MATTERS

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than the ones described in this document. If any other matters shall properly come before the meeting and be voted upon, the persons named in this document as proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors.

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2016. Vote by Internet • Go to www.investorvote.com/ENBP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR each proposal. 1. The election as Class A directors to serve for a three-year term these three nominees: For Withhold 01 - Aaron L. Groff, Jr. 02 - Brian K. Reed For Against Abstain 2. The approval and adoption of an amendment to Article 7 of the Corporation’s Articles of Incorporation eliminating cumulative voting in the election of directors. 4. This proxy also gives authority to vote on any other business as may properly be presented at the annual meeting. At this time the proxy holders know of no other business to be presented at the annual meeting. Non-Voting Items Change of Address — Please print your new address below. For Withhold 03 - Paul M. Zimmerman, Jr. 3. A non-binding vote on the resolution to approve the Corporation’s executive compensation. Comments — Please print your comments below. + For Withhold For Against Abstain Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 029DRA .. Annual Meeting Materials are available at: http://www.investorvote.com/ENBP • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • REVOCABLE PROXY — ENB FINANCIAL CORP Annual Meeting of Shareholders May 10, 2016 1:00 p.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Janice S. Eaby and John H. Shuey, or any one of them, as proxies, with full power of substitution, to represent and vote, as designated below, all of ENB Financial Corp (the “Corporation”) common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2016 at 1:00 p.m., local time, at Ephrata National Bank’s main office, 31 East Main Street, Ephrata, Pennsylvania, or any adjournment or postponement of the meeting. This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned shareholder(s). If no specification is made, this proxy will be voted FOR the election of the director nominees and FOR the proposals listed on the reverse. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side)

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2016. Vote by Internet • Go to www.investorvote.com/ENBP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR each proposal. 1. The election as Class A directors to serve for a three-year term these three nominees: For Withhold 01 - Aaron L. Groff, Jr. 02 - Brian K. Reed For Against Abstain 2. The approval and adoption of an amendment to Article 7 of the Corporation’s Articles of Incorporation eliminating cumulative voting in the election of directors. 4. This proxy also gives authority to vote on any other business as may properly be presented at the annual meeting. At this time the proxy holders know of no other business to be presented at the annual meeting. Non-Voting Items Change of Address — Please print your new address below. For Withhold 03 - Paul M. Zimmerman, Jr. 3. A non-binding vote on the resolution to approve the Corporation’s executive compensation. Comments — Please print your comments below. + For Withhold For Against Abstain Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 029DUA .. Annual Meeting Materials are available at: http://www.investorvote.com/ENBP • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • REVOCABLE PROXY — ENB FINANCIAL CORP DIRECTORS PLAN Annual Meeting of Shareholders May 10, 2016 1:00 p.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Janice S. Eaby and John H. Shuey, or any one of them, as proxies, with full power of substitution, to represent and vote, as designated below, all of ENB Financial Corp (the “Corporation”) common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2016 at 1:00 p.m., local time, at Ephrata National Bank’s main office, 31 East Main Street, Ephrata, Pennsylvania, or any adjournment or postponement of the meeting. This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned shareholder(s). If no specification is made, this proxy will be voted FOR the election of the director nominees and FOR the proposals listed on the reverse. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side)

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2016. Vote by Internet • Go to www.investorvote.com/ENBP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR each proposal. 1. The election as Class A directors to serve for a three-year term these three nominees: For Withhold 01 - Aaron L. Groff, Jr. 02 - Brian K. Reed For Against Abstain 2. The approval and adoption of an amendment to Article 7 of the Corporation’s Articles of Incorporation eliminating cumulative voting in the election of directors. 4. This proxy also gives authority to vote on any other business as may properly be presented at the annual meeting. At this time the proxy holders know of no other business to be presented at the annual meeting. Non-Voting Items Change of Address — Please print your new address below. For Withhold 03 - Paul M. Zimmerman, Jr. 3. A non-binding vote on the resolution to approve the Corporation’s executive compensation. Comments — Please print your comments below. + For Withhold For Against Abstain Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 029DVB .. Annual Meeting Materials are available at: http://www.investorvote.com/ENBP • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • REVOCABLE PROXY — ENB FINANCIAL CORP ESPP Annual Meeting of Shareholders May 10, 2016 1:00 p.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Janice S. Eaby and John H. Shuey, or any one of them, as proxies, with full power of substitution, to represent and vote, as designated below, all of ENB Financial Corp (the “Corporation”) common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2016 at 1:00 p.m., local time, at Ephrata National Bank’s main office, 31 East Main Street, Ephrata, Pennsylvania, or any adjournment or postponement of the meeting. This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned shareholder(s). If no specification is made, this proxy will be voted FOR the election of the director nominees and FOR the proposals listed on the reverse. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side)